Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 11, 2014 (except for the last paragraph of Note 1, as to which the date is June X, 2014), in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-196090) and related Prospectus of Ardelyx, Inc. for the registration of its common stock.

Ernst & Young LLP

Redwood City, California

The foregoing consent is in the form that will be signed upon the effectiveness of the reverse stock split described in the last paragraph of Note 1 to the financial statements.

/s/ Ernst & Young LLP

Redwood City, California

June 6, 2014